Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Reports Second Quarter 2014 Results and Stock Price

LAKELAND, Fla., Aug. 1, 2014 - Publix’s sales for the second quarter of 2014 were $7.5 billion, a 6.6 percent increase from last year’s $7 billion. Sales for the second quarter of 2014 were positively impacted 1.3 percent due to the Easter holiday being in the second quarter of 2014 but in the first quarter of 2013. Comparable-store sales for the second quarter of 2014 increased 6.3 percent.

Net earnings for the second quarter of 2014 were $404.1 million, compared to $400.9 million in 2013, an increase of 0.8 percent. Earnings per share for the second quarter increased to $0.52 for 2014, up from $0.51 per share in 2013.

Publix’s sales for the first half of 2014 were $15.3 billion, a 5.3 percent increase from last year’s $14.5 billion. Comparable-store sales for the first half of 2014 increased 5.1 percent.

Net earnings for the first half of 2014 were $897.8 million, compared to $872.1 million in 2013, an increase of 2.9 percent. Earnings per share increased to $1.15 for the first half of 2014, up from $1.12 per share in 2013.

These amounts are based on unaudited reports that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at www.publix.com/stock.

Effective Aug. 1, 2014, Publix’s stock price increased from $32.50 per share to $33.85 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“This is our eighth consecutive quarter with an increase in our stock price,” said Publix CEO Ed Crenshaw. “Our associate owners deserve the credit for continuing to make us a leader in our industry.”

Publix is privately owned and operated by its 168,500 employees, with 2013 sales of $28.9 billion. Currently Publix has 1,077 stores in Florida, Georgia, Alabama, South Carolina, Tennessee and North Carolina. The company has been named one of FORTUNE's “100 Best Companies to Work For in America” for 17 consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company's website, www.publix.com. ###